UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form  S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VaxGen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	94-3236309
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

349 Oyster Point Boulevard

South San Francisco, California 94080

(650) 624-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James P. Panek

President and Chief Executive Officer

VaxGen, Inc.

349 Oyster Point Boulevard

South San Francisco, California 94080

(650) 624-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650)  843-5128

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	4,899,984(1)	$1.43(2)	$7,006,977	$215.11(3)

Total Registration Fee				$215.11

(1)

In accordance with Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold, which result from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the high and low prices of the Common Stock on October 1, 2007 as reported on the Pink Sheets electronic trading market.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section  8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section  8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION) DATED OCTOBER 4, 2007

PROSPECTUS

4,899,984 SHARES OF COMMON STOCK

This prospectus relates to the registration for resale of up to 4,899,984 shares of our common stock.

The 4,899,984 shares of common stock relate to (i) 3,500,000 shares of common stock issued in a February 2006 private placement; and (ii) 1,399,984 shares of common stock issuable upon exercise of warrants.

The 1,399,984 shares of common stock relate to warrants that were issued in connection with the February 2006 private placement. The warrants were initially exercisable to purchase 699,996 shares of common stock at an exercise price of $9.24 per share. In accordance with their terms, in September 2006, the warrants became exercisable for an additional 349,994 shares of common stock, and in January 2007 the warrants became exercisable for an additional 349,994 shares of common stock, as a result of our failure to file all of our delinquent periodic reports with the Securities and Exchange Commission, or SEC, by the specified dates. The warrants are exercisable at any time for shares of our common stock at an initial exercise price of $9.24 per share. The warrants expire on, or before, February 10, 2011.

This prospectus will be used by selling stockholders to resell their common stock. We will not receive any proceeds from this offering, though we may receive proceeds from any cash exercise of warrants by the selling stockholders. The selling stockholders named in this prospectus may offer their securities for sale from time to time. The registration of these securities does not necessarily mean that the selling stockholders will offer or sell all or any of these securities. We will incur the expenses in connection with the registration of these shares. The selling stockholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and the applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Currently, our common stock is quoted on the Pink Sheets LLC electronic trading market under the symbol “VXGN.PK.” On October 1, 2007, the last quoted sale price of our common stock was $1.41 per share.

Investing in the common stock, and the common stock which warrants are exercisable for, involves risks. See “Risk Factors” beginning on page  3 for a discussion of those risks.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is    , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes incorporated by reference in this prospectus and the information set forth under the heading “Risk Factors”.

VaxGen, Inc.

The Company

We are a biopharmaceutical company focused on the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. VaxGen was incorporated on November 27, 1995. Since 2002, VaxGen has been developing vaccines against inhalation anthrax and smallpox for the purpose of biodefense. In December 2006, the Department of Health and Human Services, or HHS, terminated for default its contract with us related to the development and delivery of a next-generation anthrax vaccine. Following the HHS decision, we ceased actively developing the anthrax vaccine, scaled back our biodefense development activities and began actively pursuing strategic and other alternatives. In April 2007, we entered into a settlement agreement with HHS. In accordance with the agreement, the parties terminated the remaining cost-plus contract related to the development and delivery of a next-generation anthrax vaccine through a separate contract modification. As part of the settlement agreement, the National Institute of Allergy and Infectious Diseases, or NIAID paid us $11.0 million. The settlement agreement also released both parties of all liabilities associated with certain contracts we had entered into relating to the development and production of an anthrax vaccine, including the November 2004 contract to supply our  recombinant anthrax vaccine to the U.S. government Strategic National Stockpile for civilian defense, or SNS Contract. As part of the settlement agreement, the parties converted the termination of the SNS Contract to a termination for convenience and terminated the September 2003 Anthrax Contract under a bilateral contract modification for the convenience of the government on a no-cost basis, effective April 3, 2007.

In collaboration with the Chemo-Sero-Therapeutic Research Institute of Japan, or Kaketsuken, we have been developing LC16m8, an attenuated smallpox vaccine candidate. In June 2007, VaxGen and Kaketsuken terminated by mutual consent our agreement to co-develop LC16m8 for use in the United States and elsewhere. Under the terms of the termination agreement, we transferred to Kaketsuken or its designee all reports, data and materials and all intellectual property rights that relate to conducting non-clinical and clinical development of LC16m8 in the U.S. In return, Kaketsuken has released us from ongoing development obligations.

As a result of the HHS and Kakesuken contract terminations, we do not currently have any products in development.

Recent Financial and Accounting Developments

From March 2004 until October 3, 2007, we had been unable to file on a timely basis all required financial statements with the SEC. Certain information contained in our previously filed Annual Reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001, including our financial statements contained therein, was not accurate and has been superseded by our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2003, or Amendment No. 1, which we filed the SEC on September 26, 2006. We believe there has been no misconduct associated with our failure to file financial statements in a timely manner. We believe that the actions of our management and directors in this regard have been dictated solely by our desire to file financial statements in accordance with generally accepted accounting principles in the United States of America, or GAAP.

On August 6, 2004, we announced that we had received notification from the Nasdaq Listing Qualifications Panel, or Nasdaq Panel, that our stock would discontinue trading on the Nasdaq National Market, now the Nasdaq Global Market, or Nasdaq, effective August 9, 2004. This action followed our appeal to Nasdaq for a listing extension after not meeting the stated time requirements to file Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004. The Nasdaq Panel’s decision to delist our stock was based on our filing delinquency and our determination that previously filed financial statements for the years ended December 31, 2003, 2002 and 2001 should not be relied upon.

We filed Amendment No. 1 primarily to restate our consolidated balance sheets at December 31, 2003 and 2002 and the results of operations and of cash flows for each of the three years in the period ended December 31, 2003. We filed our Quarterly Reports on Form 10-Q for the first three quarters of the year ended December 31, 2004 and our Annual Report on Form 10-K for the year ended December 31, 2004 with the SEC on February 7, 2007. We filed our Quarterly Reports on Form 10-Q for the first three quarters of the year ended December 31, 2005 and our Annual Report on Form 10-K for the year ended December 31, 2005 with the SEC on May 31, 2007. We filed our Quarterly Reports on Form 10-Q for the first three quarters of the year ended December 31, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC on August 29, 2007. We filed our Quarterly Report on Form 10-Q for the first quarter of the year ending December 31, 2007 with the SEC on September 20, 2007 and filed our Form 10-Q for the second quarter of the year ending December 31, 2007 with the SEC on October 4, 2007. With the recent filings of these reports we are currently up to date with our SEC filings, and intend to apply for relisting on Nasdaq or listing on another exchange.

Our common stock is currently quoted over the counter, or OTC, on the Pink Sheets under the symbol, VXGN.PK. We cannot give any assurance that we will be able to file a relisting application or an application for listing in a timely manner, or that Nasdaq or any other exchange will approve our listing application in a timely manner, if at all, when filed. To be eligible for relisting we must meet Nasdaq or another exchange’s initial listing criteria, and we believe we will need to be in compliance with Section 13 of the Exchange Act of 1934, or Exchange Act. We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, or SOX, and may not be able to satisfy the requirements thereof.

Corporate Information

We were incorporated in Delaware in November 1995. Our principal executive offices are located at 349 Oyster Point Boulevard, South San Francisco, California 94080, and our telephone number is (650) 624-1000. Our website is http://www.vaxgen.com. The information on, or accessible through, our web site is not part of this prospectus. Unless the context requires otherwise, references in this prospectus to “VaxGen,” “we,” “us” and “our” refer to VaxGen, Inc. and its wholly owned subsidiaries on a consolidated basis.

THE OFFERING

Issuer	VaxGen, Inc.

Securities Offered by Selling Stockholders	Pursuant to this prospectus, selling stockholders are offering for resale up to 4,899,984 shares of common stock.

Use of Proceeds

We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which will be used for general corporate purposes.

Trading	Our common stock is currently traded on the over the counter market under the symbol “VXGN.PK.”

Risk Factors

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain factors that you should consider when evaluating an investment in our common stock.

We are registering the shares of common stock under this prospectus pursuant to registration rights we granted to the selling stockholders. See “DESCRIPTION OF CAPITAL STOCK — Registration Rights.”

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, the selling stockholders may sell, from time to time, the 4,899,984 shares of common stock.

For further information about our business and the securities offered by this prospectus, you should refer to the information incorporated by reference, the registration statement of which this prospectus is a part and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by the selling stockholders, you should review the full text of these documents. The registration statement and information incorporated by reference can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”

This prospectus provides you with a general description of the securities the selling stockholders may offer. We may provide a prospectus supplement that will contain specific information about the terms of a particular offering by any selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Risk Factors

You should carefully consider the following risk factors as well as other information in our filings under the Exchange Act before making any investment decisions regarding our common stock. The risks and uncertainties described herein are not the only ones we face. Additional risks and uncertainties that we do not know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects. If events corresponding to any of these risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our common stock could decline.

Risks Related to the Business

We are not currently listed on a national exchange and cannot assure you we will ever be listed.

As a result of our failure to make timely filings of financial statements, we were delisted from Nasdaq, and our common stock is not currently listed on another national stock exchange. We have completed all necessary filings with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, but we have not yet applied for our common stock to be listed on a national exchange. We do not know when, if ever, we will file for relisting on Nasdaq, and thus, whether our common stock will ever be listed. In addition, we cannot be certain that Nasdaq will approve our stock for relisting or that any other exchange will approve our stock for listing. In order to be eligible for relisting or listing, we must meet Nasdaq’s or another exchange’s initial listing criteria, and we believe we will need to be in compliance with Sections 13 and 15(d) of the Exchange Act. Our common stock is currently quoted on the Pink Sheets, LLC.

Our business to date has been largely dependent on the success of rPA102, which was the subject the SNS Contract that was terminated in December 2006. Although we ceased active development of rPA102 and have reduced our workforce, we may be unable to successfully manage our remaining resources, including available cash, while we seek to identify and complete a strategic transaction.

We discontinued clinical development of rPA102 after HHS terminated our SNS Contract. In addition, in June 2007 we terminated of our contract with Kaketsuken to develop a smallpox vaccine. We had previously devoted substantially all of our research, development and clinical efforts and financial resources toward the development of rPA, and we have no products candidates in clinical or preclinical development. In connection with the termination of our clinical development of rPA102, we announced restructuring activities, including significant workforce reductions. During the three quarter periods ended September 30, 2007, we incurred non-recurring charges associated with our restructuring activities of approximately $5.4 million, which includes employee severance costs of $4.4 million and facilities-related and other expenses of $1.0 million. As a result of the termination of our SNS Contract, we are evaluating strategic alternatives and have retained Lazard Ltd. to act as our advisor in this process. We cannot predict whether we be able to identify an appropriate strategic alternative which will either provide us with a pipeline or return value to our shareholders on a timely basis or at all. We also cannot predict whether any such transaction would be consummated on favorable terms, and anticipate that such transaction may require us to incur significant additional costs.

If we fail to manage successfully any company or product acquisitions, joint ventures or in-licensed product candidates, we may be limited in our ability to develop our product candidates and to rebuild our product candidate pipeline.

Our prior product development programs were initiated through in-licensing or collaborative arrangements. These collaborations include licensing proprietary technology from, and other relationships with, biotechnology companies and government research institutes and organizations. As part of our business strategy, we intend to expand our product pipeline and capabilities through company or product acquisitions, merging or in-licensing.

Any such activities will be accompanied by certain risks including:

•	exposure to unknown liabilities of acquired companies;
•	higher than anticipated acquisition costs and expenses;
•	the difficulty and expense of integrating operations and personnel of acquired companies;
•	disruption of our ongoing business;
•	diversion of management’s time and attention; and
•	possible dilution to stockholders.

If our competitors successfully enter into partnering or license agreements or we are unable to reach agreement on license or partnering agreements on terms acceptable to us, we may then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. In addition, if we are unable to manage successfully any acquisitions, joint ventures and other collaboration opportunities, we may be limited in our ability to develop new products and therefore to continue to expand our product pipeline.

If we fail to cause the registration statement of which this prospectus is a part to be declared effective in accordance with agreements we have made in connection with the 2006 private placement of our common stock, or to remain effective, we may be subject to liquidated damages or liability for breach of contract.

In February 2006, we raised gross proceeds of $26.95 million through a private placement of our common stock and warrants exercisable for common stock. We agreed to register under the Securities Act the shares of our common stock sold in this transaction, and the shares of common stock issuable upon exercise of the warrants. We have agreed to file a registration statement for these shares within 30 days following the first date we became current in our reporting requirements under the Exchange Act, and to use our best efforts to cause the registration statement to become effective in no event later than 120 days after the filing of such registration statement. The registration statement of which this prospectus is a part is intended to comply with these registration obligations. We have also made other customary agreements regarding such registrations, including matters relating to indemnification, maintenance of the registration statement, payment of expenses and compliance with state “blue sky” laws. We may be liable for liquidated damages to each holder of shares sold in the private placement (a) if the registration statements are not declared effective by the SEC on or prior to 120 days from filing; or (b) if the registration statements (after being declared effective) cease to be effective in a manner that violates such agreements. In this case, we may be required to pay liquidated damages. Should we become obligated to make payment of these liquidated damages, it could have a material adverse effect on our financial position and our results of operations, particularly if we become obligated to make a payment in full for all liquidated damages potentially due and payable under these agreements.

Our internal controls may be insufficient to ensure timely and reliable financial information.

We believe we need to correct deficiencies in our internal controls and procedures for financial reporting. Because of the material weaknesses described in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2006 and Item 4 of our Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, management has concluded that we did not maintain effective internal control over financial reporting as of December 31, 2006, March 31, 2007 and June 30, 2007, based on the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Failure to address the identified deficiencies in a timely manner might increase the risk of future financial reporting misstatements and may prevent us from being able to meet our filing deadlines with the SEC. Under the supervision of our Audit Committee, we are continuing the process of identifying and implementing corrective actions where required to improve the design and effectiveness of our internal control over financial reporting, including the enhancement of systems and procedures. Significant additional resources will be required to establish and maintain appropriate controls and procedures and to prepare the required financial and other information during this process.

Even after corrective actions are implemented, the effectiveness of our controls and procedures may be limited by a variety of risks including:

•	faulty human judgment and simple errors, omissions or mistakes;
•	collusion of two or more people;
•	inappropriate management override of procedures; and
•	the risk that enhanced controls and procedures may still not be adequate to assure timely and reliable financial information.

If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and reliable financial information. Additionally, if we fail to have effective internal controls and procedures for financial reporting in place, it could adversely affect our financial reporting requirements under future government contracts.

We may need to raise additional capital to support our operations if we successfully complete a strategic transaction in order to continue as a going concern.

Absent a strategic transaction, we believe that our existing cash, cash equivalents and securities available-for-sale will be sufficient to meet our projected operating requirements through at least December 31, 2008. In addition to our workforce reductions and the termination of our rPA102 and smallpox development activities, we have announced that we are exploring strategic alternatives. We may not successfully identify or implement any of these alternatives, and even if we determine to pursue one or more of these alternatives, we may be unable to do so on acceptable financial terms. Our restructuring measures implemented to date and any proposed strategic alternatives may disappoint investors and further depress the price of our common stock and the value of an investment in our common stock thereby limiting our ability to raise additional funds.

We will require substantial funds to conduct development activities if we acquire additional products or companies or consummate certain strategic transactions. Our ability to conduct the required development activities related to any new product candidates will be significantly limited if we are unable to obtain the necessary capital. We may seek to raise additional funds through the sale of equity or debt to meet our working capital and capital expenditure needs. We do not know, however, whether additional financing will be available when needed, or whether it will be available on favorable terms or at all. Failure to obtain adequate financing also may adversely affect our ability to operate as a going concern.

As a result of the reduction in our workforce that we announced in January, May and September 2007, we may not be successful in retaining key employees and in attracting qualified new employees as required in the future. If we are unable to retain our management, scientific staff and scientific advisors or to attract additional qualified personnel, our ability to rebuild our business will be seriously jeopardized.

In January 2007, we implemented a restructuring resulting in the reduction of our workforce by approximately 51%. In May 2007, we announced the discontinuation of any further development activities with respect to rPA102 and a corporate restructuring plan that included a reduction in our workforce to fewer than 70 employees. In September 2007, we further reduced our workforce to fewer than 30 employees. Competition among biotechnology companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to our success. We may experience further reductions in force due to voluntary employee resignations and a diminished ability to recruit new employees. We may be unable to attract or retain key personnel on acceptable terms, if at all.

If we fail to meet our obligations under the 5 1/2%  Convertible Senior Subordinated Notes due 2010, or Notes, our payment obligations may be accelerated.

The Notes have the following features:

•	require semi-annual payment of interest in cash at a rate of 5 1/2%;
•	convert, at the option of the holder, into shares of our common stock at an initial conversion price of approximately $14.76 per share, subject to adjustment;
•

will be provisionally redeemable at our option in cash upon the occurrence of certain circumstances, including among others, that the closing price of VaxGen common stock exceeds $22.14 per share, subject to adjustment, for at least 20 trading days within a period of 30 consecutive trading days;

•

if a change in control, as defined in the indenture, occurs on or prior to the stated maturity of the Notes, the holders of the Notes may require us to repurchase the Notes and pay a make-whole premium to the holders of the Notes. If the holders request such a repurchase, we or the successor entity may choose to pay in cash, common stock or a combination of cash and common stock; and

•	constitute senior subordinated obligations.

Under the terms of the Notes, if certain events occur, including, without limitation, our failure to pay any installment of principal or interest due under the Notes, then the holders may, among other things, elect to accelerate our obligations under the Notes and declare the outstanding principal balance of the Notes and accrued but unpaid interest thereon immediately due and payable. In the event that the holders declare the Notes immediately due and payable or seek to foreclose on any of our assets, it would have a material adverse effect on our financial position and we may not have sufficient cash to satisfy our obligations.

Our indebtedness could adversely affect our financial health, limit our cash flow available to invest in the ongoing requirements of our business and adversely affect the price of our common stock.

Our existing indebtedness consists of $31.5 million in Notes. This indebtedness, and any future indebtedness we may incur, could have important consequences, including:

•	making it more difficult for us to satisfy our financial and payment obligations, or to refinance maturing indebtedness;
•	making us more vulnerable to a downturn in the economy or our business;
•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;
•	requiring application of a significant portion of our cash flow from operations to the payment of debt service costs, which would reduce the funds available to us for our operations;
•	limiting our flexibility in planning for, or reacting to, changes in our industry, business and markets; and
•	placing us at a competitive disadvantage to the extent we are more highly leveraged than some of our competitors.

We may incur significant additional indebtedness in the future to fund our continued operations or future acquisitions. To the extent new debt is added to our current debt levels, the substantial leverage risks described above would increase. We may be required to repurchase the Notes if certain change in control events occur.

We have only a limited operating history and we expect to continue to generate operating losses.

To date, we have engaged primarily in research, development and clinical testing. Since our inception in 1995, our operations have not been profitable, and we cannot be certain that we will ever achieve or sustain operating profitability. At June 30, 2007, we had an accumulated deficit of $228.4 million. Developing any future product candidates will require significant additional research and development, including non-clinical testing and clinical trials, as well as regulatory approval. We expect these activities, together with our general and administrative expenses, to result in operating losses for the foreseeable future.

Biopharmaceutical product development is a long, expensive and uncertain process and the approval requirements for many products, including vaccines used to fight bioterrorism, are still evolving. If we are unable to successfully develop and test product candidates in accordance with such requirements, our business will suffer.

We are subject to rigorous and extensive regulation by the FDA and comparable foreign regulatory authorities for any product candidates we may develop. In the United States, our potential product candidates would likely be regulated by the FDA as biological drug products, known as Biologics. In order to obtain approval from the FDA to market our product candidates, we will be required to submit to the FDA a Biologics License Application, or BLA, which must include both preclinical and clinical trial data as prescribed by the FDA’s current regulatory criteria, as well as extensive data regarding the manufacturing procedures and processes for the product candidates. Ordinarily, the FDA requires a sponsor to support a BLA application with substantial evidence of the product’s safety and effectiveness in treating the targeted indication based on data derived from adequate and well-controlled clinical trials, including Phase 3 efficacy trials conducted in patients with the disease or condition being targeted.

We cannot predict whether we will obtain regulatory approval for any of our potential product candidates pursuant to these provisions, or at all. We may fail to obtain approval from the FDA or foreign regulatory authorities, or experience delays in obtaining such approvals, due to varying interpretations of data or failure to satisfy current safety, efficacy, and quality control requirements. Further, our business is subject to substantial risk because the FDA’s current policies may change suddenly and unpredictably and in ways that could impair our ability to obtain regulatory approval of our product candidates. We cannot guarantee that the FDA will approve our product candidates on a timely basis or at all.

Delays in successfully completing any clinical trials we may conduct could jeopardize our ability to obtain regulatory approval or market our potential product candidates on a timely basis.

If we resume development of any potential product candidates, our business prospects may depend on our ability to complete patient enrollment in clinical trials, to obtain satisfactory results, to obtain required regulatory approvals and to successfully commercialize our product candidates. Product development to show adequate evidence of effectiveness in animal models and safety and immune response in humans is a long, expensive and uncertain process, and delay or failure can occur at any stage of our non-clinical studies or clinical trials. Any delay or significant adverse clinical events arising during any of our clinical trials could force us to abandon a product candidate altogether or to conduct additional clinical trials in order to obtain approval from the FDA or other regulatory body. These development efforts and clinical trials are lengthy and expensive, and the outcome is uncertain. Completion of any clinical trials we may commence, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	slower-than-anticipated enrollment of volunteers in the trials;
•	lower-than-anticipated recruitment or retention rate of volunteers in the trials;
•	serious adverse events related to the product candidates;
•	unsatisfactory results of any clinical trial;
•	the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; or
•	different interpretations of our preclinical and clinical data, which could initially lead to inconclusive results.

Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities both before and after we obtain approval of our future product candidates, the commercialization of our future product candidates could be prevented, delayed or suspended.

Product candidates are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. Our potential product candidates have not received required regulatory approval from the FDA to be commercially marketed and sold in the United States. Our future product candidates have not received required regulatory approval from foreign regulatory agencies to be commercially marketed and sold. The process of obtaining and complying with FDA, other governmental and foreign regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Despite the time and expense exerted, regulatory approval is never guaranteed.

We also are subject to the following regulatory risks and obligations, among others;

•	the FDA or foreign regulators may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied;
•	the FDA or foreign regulators may require additional testing for safety and effectiveness;
•	the FDA or foreign regulators may interpret data from non-clinical testing and clinical trials in different ways than we interpret them;
•

if regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution. In addition, many foreign countries control pricing and coverage under their respective national social security systems;

•	the FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities;
•	the FDA or foreign regulators may change their approval policies or adopt new regulations;
•

even if regulatory approval for any product is obtained, the marketing license will be subject to continual review, and newly discovered or developed safety or effectiveness data may result in suspension or revocation of the marketing license;

•

if regulatory approval of the vaccine candidate is granted, the marketing of that vaccine would be subject to adverse event reporting requirements and a general prohibition against promoting products for unapproved or “off-label” uses; and

•

in some foreign countries, we may be subject to official release requirements that require each batch of the vaccine we produce to be officially released by regulatory authorities prior to its distribution by us.

Failure to comply with the regulatory requirements of the FDA and other applicable foreign regulatory bodies may subject us to administrative or judicially imposed sanctions, including:

•	warning letters;
•	civil penalties;
•	criminal penalties;
•	injunctions;
•	product seizure or detention, including any products that we manufacture;
•	product recalls;
•	total or partial suspension of production; and
•	suspension or revocation of the marketing license.

We may be subject to ongoing regulatory review and periodic inspection and approval of manufacturing procedures and operations, including compliance with cGMP regulations.

The manufacturing methods, equipment and processes used by us and any future subcontractors must comply with the FDA’s current Good Manufacturing Practices, or cGMP, regulations. The cGMP requirements govern, among other things, recordkeeping, production processes and controls, personnel and quality control. The FDA must approve the facilities used to manufacture our products before they can be used to commercially manufacture our vaccine products and these facilities are subject to ongoing and periodic inspections. If we or our subcontractors fail to comply with cGMP requirements, or fail to pass a pre-approval inspection of our manufacturing facility, we may not receive regulatory approval for any future product candidates. In addition, preparing a manufacturing facility for commercial manufacturing may involve unanticipated delays and the costs of complying with the cGMP regulations may be significant. Any material changes we make to our manufacturing processes after we obtain approval of a product may require approval by the FDA, state or foreign regulatory authorities.

Our future product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Our success depends on our ability to successfully acquire, develop and obtain regulatory approval to market new biopharmaceutical products. Development of a product requires substantial technical, financial and human resources. Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including:

•	the lack of adequate quality or sufficient prevention benefit, or unacceptable safety during preclinical studies or clinical trials;
•	their failure to receive necessary regulatory approvals;
•	the existence of proprietary rights of third parties; or
•	the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

We may fail to protect our intellectual property or may infringe on the intellectual property rights of others, either of which could harm our business.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe on the intellectual property rights of others, we may be prevented from developing or marketing our product candidates. We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing our product candidates. Given the rights retained and licenses granted to the U.S. government with regard to our anthrax vaccine candidate, to the extent that the U.S. government or foreign governments or organizations procuring vaccines through treaties or agreements with the U.S. government constitute the primary market for any of our products, the licenses granted by the U.S. government may not provide us with a competitive advantage.

In addition, under our U.S. government contracts, we have a duty to disclose each invention that we conceive or reduce to practice in performing the agreement, and if we wish to retain title to such invention, we must affirmatively elect to do so. If we fail to strictly follow these disclosure requirements, the U.S. government could take title to such inventions and preclude us from using them. For each invention to which we retain title, the U.S. government has both a worldwide, irrevocable, royalty-free license to practice or have practiced such invention on behalf of the U.S. government, and certain “march-in” rights pursuant to which the U.S. government could require us to license the invention that we own to third parties, including our competitors.

Technology that we may acquire or license in the future, if any, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents, or effectively maintained as trade secrets and exclusively licensed to us. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, we cannot predict the scope and breadth of patent claims that may be afforded to other companies’ patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits, even in such instances in which the outcome is favorable to us.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•

any patents issued to us or licensed from Kaketsuken or USAMRIID or other parties, or that we may license in the future, if any, will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	we or any of our current or future licensors will adequately protect trade secrets; or
•	we will develop additional proprietary technologies that are patentable; or the patents of others will not have a material adverse effect on our business.

We cannot be certain that patents issued to us in the future, if any, or that we may license in the future, if any, will be enforceable and afford protection against competitors. In this regard, the U.S. government has the right to use, for or on behalf of the U.S. government, any technologies developed by us under our U.S. government contracts and we cannot prohibit third parties, including our competitors, from using those technologies in providing products and services to the U.S. government. Accordingly, under our license agreement with USAMRIID granting us an exclusive license to commercialize the anthrax vaccine, the U.S. government retains a license for any federal government agency to practice USAMRIID’s anthrax-related inventions, by or on behalf of the government, thereby allowing the use of the inventions in support of government contracts with other parties, including our competitors.

Moreover, we could lose the USAMRIID license if the U.S. government terminates the license if we or any of our sublicensees:

•	fail to diligently develop a vaccine product in accordance with the development plan described in the agreement;
•	materially breach the agreement;
•	make a materially false statement (or fail to provide required information) in a plan or report required under the agreement;
•	fail to make payments required under the agreement; or
•	file for bankruptcy.

In addition, we cannot assure you that our operations or technology will not infringe intellectual property rights of others. The United States Patent and Trademark Office keeps United States patent applications confidential while the applications are pending. As a result, we cannot determine which inventions third parties claim in pending patent applications that they have filed. We may need to engage in litigation to defend or enforce our patent and license rights or to determine the scope and validity of the proprietary rights of others. If we infringe the intellectual property of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms or at all. Failure to obtain licenses could force us to cease development or sale of a product candidate.

We face competition from several companies with greater financial, personnel and research and development resources than ours.

Our competitors are developing product candidates which could compete with those we develop in the future. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases that we target that:

•	are more effective;
•	have fewer or less severe adverse side effects;
•	are more adaptable to various modes of dosing;
•	are easier to store or transport;
•	are easier to administer; or
•	are less expensive than the product candidates we develop.

Even if we are successful in developing effective products and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, making our products obsolete, or that are marketed before any products we develop are marketed.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us may have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

Natural disasters, including earthquakes, may damage our facilities.

Our corporate and manufacturing facilities are primarily located in California. Our facilities in California are in close proximity to known earthquake fault zones. As a result, our corporate, research and manufacturing facilities are susceptible to damage from earthquakes and other natural disasters, such as fires, floods and similar events. Although we maintain general business insurance against fires and some general business interruptions, there can be no assurance that the scope or amount of coverage will be adequate in any particular case.

Our use of hazardous materials and chemicals require us to comply with regulatory requirements and exposes us to potential liabilities.

Our research and development may involve the controlled use of hazardous materials and chemicals. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

We may become subject to product liability claims, which could result in damages that exceed our insurance coverage.

We face an inherent risk of exposure to product liability suits in connection with product candidates tested in human clinical trials or sold commercially. We may become subject to a product liability suit if any product candidate we develop causes injury, or if individuals subsequently become infected or otherwise suffer adverse effects from our product candidates. If a product liability claim is brought against us, the cost of defending the claim could be significant and any adverse determination could result in liabilities in excess of our insurance coverage. We maintained product liability insurance, including clinical trial liability, in the amount of $10.0 million for our programs up until March 2007, when the programs were suspended. We have an extended reporting period for claims that may arise under this coverage. We cannot be certain that additional insurance coverage, if required, could be obtained on acceptable terms, if at all.

We may be subject to claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We are not compliant with Section 404 under the Sarbanes-Oxley Act of 2002.

Section 404 under the Sarbanes-Oxley Act of 2002 requires that we perform an assessment of our internal control over financial reporting, and engage our independent registered public accounting firm to perform an audit of our internal control over financial reporting. We were required to complete the assessment as to the adequacy of our internal control reporting as of December 31, 2006, 2005 and 2004.

Although we completed our assessments in 2006 and 2005, given our focus on completing and filing our financial statements for those years, we did not have sufficient time nor did we provide sufficient time to our independent registered public accounting firm to complete our and their 2004 respective responsibilities before December 31, 2004. Our independent registered public accounting firm concluded that we failed to complete the required 2004 assessment as to the effectiveness of our internal control over financial reporting, and they were unable to complete their required audit of internal control over financial reporting. Accordingly, they disclaimed an opinion as to the effectiveness of our internal control over financial reporting for 2004.

We do not believe that the SEC has provided guidance as to the effect of such a disclaimer. Having received such a disclaimer, our Annual Report on Form 10-K for the year ended December 31, 2004, may be deemed to be deficient by the SEC. If our 2004 10-K were deemed to be deficient, the SEC may conclude that we are in violation of Sections 13 and 15(d) of the Exchange Act.

Our operating results may be adversely impacted by recently adopted changes in accounting for stock options.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or FAS 123R, in December 2004. FAS123R, which we implemented effective January 1, 2006, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The future impact of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. We use the Black-Scholes option pricing model as allowed under FAS 123R to determine the fair value.

Risks Related to our Common Stock

Our stockholders could experience substantial dilution as a result of the issuance of additional shares of common or preferred stock.

Our Board of Directors has the authority to establish the designation of almost 20,000,000 shares of preferred stock that are convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. In February 2006, we raised net proceeds of $25.2 million through a private placement of 3.5 million shares of common stock at $7.70 per share to a group of accredited institutional investors. We also issued to the investors five-year warrants initially exercisable to purchase 699,996 shares of common stock at an exercise price of $9.24 per share. Because we did not file all of our delinquent periodic reports with the SEC by January 31, 2007, the warrants became exercisable for an additional 699,988 shares of common stock, at a price of $9.24 per share. We may raise additional funds through public or private offerings of our preferred stock or our common stock, or through issuance of debt securities that are convertible into shares of our common stock. The issuance of additional shares of our common stock, or conversion of preferred stock or debt securities into shares of common stock, would further dilute the percentage ownership of our stockholders.

Shares of our common stock eligible for future sale may adversely affect the market for our common stock.

Shares of our common stock issued in a private placement February 2006 are being registered for resale by the registration statement of which this prospectus is a part. In addition, pursuant to Rule 144, generally, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period, such as certain of those stockholders who purchased shares of our common stock in our November 2004 private placement or Notes convertible into shares of our common stock in our 2005 private placement of the Notes. Any substantial sale of our common stock under effective resale registration statements or pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

Our stock price is likely to be volatile.

Currently, our common stock is traded OTC and is quoted on the OTC Pink Sheets LLC. Stocks traded OTC typically are subject to greater volatility than stocks traded on stock exchanges, such as the Nasdaq Global Market or the Nasdaq Capital Market, due to the fact that OTC trading volumes are generally significantly less than on stock exchanges. This lower volume may allow a relatively few number of stock trades to greatly affect the stock price. As such, the trading price of our common stock has been and is likely to continue to be extremely volatile. For example, between August 9, 2004 and September 30, 2007, the closing price of our common stock, as quoted on the Pink Sheets, has ranged from a high of $18.55 per share to a low of $1.24 per share.

Our stock price could continue to be subject to wide fluctuations in response to a variety of factors, including:

•	timing and consistency of filing financial statements;
•	failure to win future government contracts and government activities relating to prior contracts;
•	adverse results or delays in clinical trials;
•	delays in our product development efforts;
•	real or perceived safety issues with any of our product candidates;
•	failure to obtain or maintain required regulatory approvals;
•	changes in financial estimates by securities analysts and our failure to meet or exceed such estimates;
•	rumors about our business prospects, product development efforts or the progress, timing and completion of our clinical trials;
•	new products or services offered by us or our competitors or announcements relating to product developments by our competitors;
•	issuances of debt or equity securities;
•	issuances of securities or the expectation of the issuance of securities as part of a merger or other strategic transaction;
•	actual or expected sales by our stockholders of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants; and
•	other events or factors, many of which are beyond our control.

In addition, the stock market in general and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies. If we face securities litigation in the future, even if it is without merit or unsuccessful, it would result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on our business.

We have no history of paying dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance our growth. If we decide to pay dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

Our charter documents and Delaware law may discourage an acquisition of VaxGen.

Provisions of our certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock. Our charter and by-laws also provide that special stockholders meetings may be called only by our Chairman of the board of directors, by our Secretary at the written request of the chairman or by our board of directors, with the result that any third-party takeover not supported by the board of directors could be subject to significant delays and difficulties.

SPECIAL NOTE  REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to differ materially from those implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot offer any assurance of future results, levels of activity, performance or achievements. Important factors that may cause actual results to differ from expectations include those discussed under the heading “Risk Factors” in the beginning of this document.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants by the selling stockholders, if exercised. We cannot guarantee that the selling stockholders will exercise any warrants. We have agreed to pay certain expenses in connection with the registration of the shares of common stock under applicable securities laws.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since inception. We currently intend to retain all of our cash and any future earnings to finance the growth and development of our business and therefore we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

MARKET PRICE INFORMATION

Price Range of Common Stock

 Our common stock is currently quoted on the OTC Pink Sheets under the symbol VXGN.PK.

The following table lists quarterly information on the intra-day price range of the common stock based on the high and low sales prices for our common stock as reported on the OTC Pink Sheets for the periods indicated below. These prices do not include retail markups, markdowns or commissions.

	High	Low

Fiscal 2007:
Third Quarter	$1.85	$1.32
Second Quarter	$2.15	$1.52
First Quarter	$2.70	$1.75

Fiscal 2006:
Fourth Quarter	$4.67	$1.12
Third Quarter	$4.92	$3.18
Second Quarter	$9.09	$2.70
First Quarter	$12.20	$8.08

Fiscal 2005:
Fourth Quarter	$17.06	$7.79
Third Quarter	$15.73	$10.83
Second Quarter	$12.60	$8.25
First Quarter	$20.00	$12.20

As of August 31, 2007, there were 376 holders of record of the common stock. As of October 1, 2007 the last reported sales price on the OTC Pink Sheets for our common stock was $1.41 per share.

PRINCIPAL AND SELLING STOCKHOLDERS

Selling Stockholders

We are registering the shares of common stock to permit the selling stockholders to offer these shares of common stock for resale from time to time. The following table sets forth information with respect to the selling stockholders. Unless otherwise noted, the shares listed below represent the shares that each selling stockholder beneficially owned as of August 31, 2007.

The securities being offered hereunder represent up to 4,899,984 shares of common stock relating to the following (i) 3,500,000 shares of common stock issued on February 10, 2006 in a private placement to a group of accredited institutional investors and (ii) 1,399,984 shares of common stock issuable upon exercise of warrants that were issued in connection with the February 2006 private placement. The 5-year warrants are exercisable at any time for shares of our common stock at an initial exercise price of $9.24. The warrants will expire on or before February 10, 2011.

The table sets forth the name of each selling stockholder, the number of shares owned by each of the selling stockholder as of August 31, 2007, the number of shares that may be offered under this prospectus and the number of shares of our common stock to be owned by the selling stockholders after this offering is completed. The number of shares owned by the applicable selling stockholder and the number of shares that may be offered under this prospectus assumes the exercise of warrants held by such selling stockholder on that date, without regard to any limitations on conversions or exercise. The table assumes that the selling stockholders sell all the shares of our common stock offered by them under this prospectus and sell none of the other shares of our common stock owned by the selling stockholder, if any. We cannot estimate the actual number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may sell all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

The term “selling stockholder” or “selling stockholder” includes the stockholder listed below and their transferees, assignees, pledgees, donees or other successors. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. Each selling stockholder may also offer and sell less than the number of shares indicated. No selling stockholder is making any representation that any shares covered by this prospectus will or will not be offered for sale. In addition, except as disclosed below in the footnotes to the following table, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us other than as a result of a selling stockholder’s beneficial ownership of our common stock.

The table below lists the selling stockholders and information regarding their ownership as of August 31, 2007:

Name of Beneficial Owner	Shares of common stock owned before this offering	Percentage of common stock outstanding owned before this offering +	Shares of common stock being offerred	Shares of common stock owned after this offering	Percentage of common stock outstanding owned after this offering

Selling Stockholders**

Atlas Master Fund, Ltd. (1)	127,364	*	127,364	—	*

Brencourt Advisors LLC (2)	280,000	*	280,000	—	*

CD Investment Partners, Ltd. (3)	443,031	*	211,115	231,916	*

CR Intrinsic Investments, LLC (4)	1,818,180	4.90%	1,818,180	—	*

Domain Public Equity Partners, LP (5)	120,400	*	120,400	—	*

FatBoy Capital LP (6)	345,452	*	70,452	275,000	*

JP Morgan Securities, Inc. (7)	266,000	*	266,000	—	*

MedCap Master Fund LP (8)	45,453	*	45,453	—	*

MedCap Partners LP (9)	409,089	1.23%	409,089	—	*

MPM Bioequities Master Fund LP (10)	463,400	1.39%	463,400	—	*

SF Capital Partners Ltd. (11)	277,900	*	277,900	—	*

Visium Balanced Fund, LP (12)	263,120	*	263,120	—	*

Visium Balanced Offshore Fund, Ltd. (13)	290,744	*	290,744	—	*

Visium Long Bias Fund, LP (14)	40,242	*	40,242	—	*

Visium Long Bias Offshore Fund, Ltd. (15)	216,525	*	216,525	—	*

Total	5,406,900		4,899,984	506,916

(*)	Less than 1 percent.

(**)

This table is based upon information supplied by selling stockholders named in this table. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(+)

In computing the percentage of common stock owned by a person, we have based our calculation on the 33,106,523 shares of common stock outstanding as of August 31, 2007. In addition, for each person, unless otherwise indicated, we have deemed as outstanding all shares of common stock beneficially held at August 31, 2007 plus those shares of common stock issuable upon exercise of the warrants. However, we did not deem these warrant shares as outstanding for the purpose of computing the percentage ownership of any other person.

(1)	Includes warrants exercisable for 36,389 shares of common stock at an exercise price of $9.24.

Dmitry Balyasny, by virtue of his ownership and control of Balyasny Asset Management, which is the Investment Manager to the Atlas Master Fund, Ltd. has sole voting and investment discretion and disdains beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(2)	Includes warrants exercisable for 80,000 shares of common stock at an exercise price of $9.24.

(3)	Includes warrants exercisable for 109,445 shares of common stock, 60,315 at an exercise price of $9.24, subject to this prospectus, and 49,130 not covered by this prospectus.

(4)

Includes warrants exercisable for 519,480 shares of common stock at an exercise price of $9.24.

The warrant to purchase shares of common stock is subject to an exercise cap that precludes the holder thereof from exercising its right to the extent (but only to the extent) that the holder thereof (together with such holder’s affiliates) would beneficially own ( as determined in accordance with Section 13(d) of the SEC Act of 1934, as amended) in excess of 4.9% of the shares of common stock after giving effect to such exercise. Pursuant to an investment management agreement, CR Intrinsic Investors, LLC, a Delaware limited liability company (CR Investors), maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC. Mr. Steven A. Cohen controls CR Investors and disdains beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5)

Includes warrants exercisable for 34,400 shares of common stock at an exercise price of $9.24.

The sole general partners of Domain Public Equity Partners, L.P. (DPEP) is Domain Public Equity Asscociates, L.L.C. (DPEA). The managing members of DPEA are Nicole Vitullo and Domain Associates, L.L.C. The managing members of Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Robert J. More, Nicole Vitullo, and Brian K. Halak. Nicole Vittulo and other managing members of Domain Associates share voting and investment control over the securities held by DPEP and disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(6)	Includes warrants exercisable for 20,128 shares of common stock at an exercise price of $9.24.
David A. Jenkins is a managing member of FatBoy Capital LP’s general partner and disdains beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(7)	Includes warrants exercisable for 76,000 shares of common stock at an exercise price of $9.24.

(8)	Includes warrants exercisable for 12,985 shares of common stock at an exercise price of $9.24.

(9)	Includes warrants exercisable for 116,881 shares of common stock at an exercise price of $9.24.

(10)	Includes warrants exercisable for 132,400 shares of common stock at an exercise price of $9.24.

(11)	Includes warrants exercisable for 79,400 shares of common stock at an exercise price of $9.24.

(12)	Includes warrants exercisable for 75,176 shares of common stock at an exercise price of $9.24.

(13)	Includes warrants exercisable for 83,069 shares of common stock at an exercise price of $9.24.

(14)	Includes warrants exercisable for 11,497 shares of common stock at an exercise price of $9.24.

(15)	Includes warrants exercisable for 61,864 shares of common stock at an exercise price of $9.24.

Principal Stockholders

The following table sets forth to the best of our knowledge certain information regarding the ownership of the Company’s common stock as of August 31, 2007 by: (i) each director; (ii) our Chief Executive Officer, Chief Financial Officer and our three most highly compensation executive officers as of December 31, 2006, and our former Acting Chief Financial Officer, together referred to as the Named Executive Officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise noted, the address for the person or entity listed in the table is c/o VaxGen, Inc., 349 Oyster Point Blvd., South San Francisco, California, 94080.

We have determined beneficial ownership according to the SEC rules and generally that means a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of August 31, 2007. Shares of common stock subject to stock options, warrants or convertible securities currently exercisable or exercisable within 60 days of August 31, 2007 are deemed to be outstanding for computing the percentage ownership of the person holding these options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All information with respect to beneficial ownership has been furnished to us by the selling stockholders.

The percentages of shares beneficially owned are based on 33,106,523 shares of our common stock outstanding as of August 31, 2007.

	Beneficial Ownership (1)

Beneficial Owner	Number of Shares	Percent of Total

Entities affiliated with Gruber & McBaine Capital Management, LLC, 50 Osgood Place, Penthouse, San Francisco, CA, 94133 (2)	4,604,565	13.9
Entities affiliated with Ardsley Advisory Partners, 262 Harbor Drive, 4th Floor, Stamford, CT, 06902 (3)	1,800,000	5.4

Directors and Executive Officers
Randall L-W. Caudill, Chairman of the Board and Director (4),(5)	71,649	*
Lance K. Gordon, Former President, Former Chief Executive Officer and Former Director (4),(6)	578,071	1.7
Jack M. Anthony, Director (4), (7)	3,125	*
Franklin M. Berger, Director (4)	35,832	*
Michel Greco, Director (4)	45,832	*
Myron M. Levine, Director (4)	28,332	*
Kevin L. Reilly, Director (4),(6)	7,916	*
Marc J. Gurwith, Senior Vice President, Medical Affairs and Chief Medical Officer (4)	134,868	*
James P. Panek, President, Chief Executive Officer and Director (4)	191,971	*
Matthew J. Pfeffer, Chief Financial Officer and Senior Vice President, Finance and Administration (4)	53,333	*
Piers C. Whitehead, Vice President, Corporate and Business Development (4)	130,529	*
Ronald Lance Ignon, Vice President, Corporate Affairs (4), (6)	89,811	*
Kevin C. Lee, Former Acting Chief Financial Officer (4), (6)	18,645	*
All executive officers and directors as a group (11 persons) (4)	793,198	2.3
*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,106,523 shares outstanding on August 31, 2007 adjusted as required by rules promulgated by the SEC.

(2)

Gruber & McBaine Capital Management, LLC, or GMCM, is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Stock. Jon D. Gruber, or Gruber, and J. Patterson McBaine, or McBaine, are the Managers, controlling persons and portfolio managers of GMCM. Lagunitas Partners is an investment limited partnerships of which GMCM is the general partner.

(3)

Ardsley Advisory Partners, a New York general partnership, or Ardsley, serves as Investment Manager of Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation, or Ardsley Offshore, and as Investment Adviser of Ardsley Partners Fund II, L.P., a Delaware limited partnership, or AP II, Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership, or Ardsley Institutional, and certain managed accounts, with respect to the common stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. Ardsley Partners I, a New York general partnership, or Ardsley Partners, serves as General Partner of Ardsley, AP II and Ardsley Institutional. Philip J. Hempleman, the managing partner of Ardsley and of Ardsley Partners may, by virtue of his position as managing partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Ardsley, Ardsley Partners, AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of such common stock, other than the portion of such shares which relates to his individual economic interest in AP II or shares he owns individually.

(4)

Includes options under the Company’s stock option plans exercisable within 60 days of August 31, 2007 for the following number of shares: Dr. Caudill — 59,649; Dr. Gordon — 575,000; Mr. Anthony — 3,125; Mr. Berger — 35,832; Mr. Greco — 45,832; Dr. Levine — 28,332; Mr. Reilly — 7,916; Dr. Gurwith — 121,248; Mr. Panek — 179,998; Mr. Pfeffer — 53,333; Mr. Whitehead — 120,206; Mr. Ignon — 86,859; Mr. Lee — 18,645; and all executive officers and directors as a group — 742,330.

(5)	Includes 1,000 shares owned by Dr. Caudill’s wife. Dr. Caudill disclaims beneficial ownership of these 1,000 shares except to the extent of any pecuniary interest therein.
(6)

Mr. Reilly has been a director of the Company since 2005; Dr. Gordon’s employment with the Company terminated in January 2007; Mr. Lee’s employment with the Company terminated in July 2006; and Mr. Ignon’s employment with the Company terminated in September 2007.

(7)	Mr. Anthony joined the Board of Directors in May 2007 and resigned in September 2007.

DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation, as amended, our certificate of designations, and all applicable provisions of Delaware law.

Our authorized capital stock consists of 65,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value, of which 20,500 shares have been designated Series A 6% Cumulative Convertible preferred stock , or Series A Preferred Stock. As of August 31, 2007 there were 33,106,523 shares of common stock outstanding and no shares of Series A Preferred Stock outstanding.

The Company has 65,000,000 shares of common stock and 20,000,000 shares of preferred stock authorized in the Certificate. As of August 31, 2007, the Company had the following:

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. Upon the liquidation, dissolution or winding up of VaxGen, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in control of the company without further action by the stockholders.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Stock Options, Warrants and Other Obligations to Issue Capital Stock

As of August 31, 2007, we had outstanding warrants to purchase an aggregate of 2,319,720 shares of our common stock, this includes the 1,399,984 shares subject to this prospectus and described below. The warrants have a weighted-average exercise price of $11.25 per share. These warrants expire between 2009 and 2011. In addition, we had 5,641,207 shares of our common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $7.69 per share; 3,704,225 shares of our common stock reserved for future grant under our 1996 Stock Option Plan; 111,038 shares of our common stock reserved for future issuance under our 1998 Directors’ Stock Option Plan; and 67,500 shares of our common stock reserved for future issuance to be made outside of plans. In addition 2,134,140 shares of our common stock are issuable upon conversion of our 5½% Convertible Senior Subordinated Notes due 2010 which are convertible at any time at the option of the holder.

Shares Issuable Upon Exercise of Warrants

The warrants to purchase 1,399,984 shares of common stock issuable upon exercise warrants were issued in connection with the February 2006 private placement to a group of accredited investors pursuant to which we agreed to sell 3,500,000 shares of our common stock, at a price of $7.70 per share, and issue, for no additional consideration, warrants to initially purchase up to 699,996 shares of common stock. In September 2006 , these warrants became exercisable for an additional 349,994 shares of common stock and in January 2007 these warrants became exercisable for an additional 349,994 shares of common stock, as we did not file all of our delinquent periodic reports with the SEC by the specified dates. These 5-year warrants are exercisable at any time for shares of our common stock at an initial exercise price of $9.24 per share. The warrants will expire on or before February 10, 2011.

Exercise of the Warrants

The warrants may be exercised in whole or in part. If a holder desires to exercise its warrants, it must deliver an exercise notice to us at our principal office that specifies the number of shares of common stock to be purchased upon exercise, or Warrant Shares. Unless the holder has elected a cashless exercise of the warrant, the notice must also be accompanied by payment of an amount equal to the per share exercise price multiplied by the number of Warrant Shares for which the warrant is being exercised.

We will not be required to issue fractional shares of common stock upon exercise of the warrants or to distribute certificates which evidence such fractional shares. In lieu of any fractional shares, we will pay stockholders an amount of cash equal to the same.

We are generally obligated within three business days after exercise of a warrant to issue the holder a certificate for the number of shares of common stock to which the holder is entitled or to credit the holder or its designee’s balance account with DTC for the number of shares of common stock to which the holder is entitled upon the holder’s exercise of the warrant and, in the event that a warrant is exercised in part, to issue within a reasonable time a new warrant identical in all respects to the warrant exercised except that it will represent rights to purchase the number of warrant shares purchasable immediately prior to the exercise of the warrant, less the number of warrant shares with respect to which the warrant is exercised.

Adjustment of Exercise Price

The exercise price and the number of shares purchasable upon exercise are subject to adjustment if the following events occur:

(1)	we issue common stock as a dividend or distribution of our common stock;
(2)	we subdivide or combine our common stock;
(3)	we issue to all holders of our common stock specified rights warrants to purchase our common stock;
(4)	we distribute to all holders of our common stock any class of our capital stock (other than those dividends or distributions listed in (1) above) or evidence of indebtedness or other assets, including securities but excluding:

(a) rights or warrants listed in (3) above; and
(b) dividends or distributions paid exclusively in cash (except as otherwise described below); or
(5)	we distribute to all holders of our common stock cash (excluding cash distributed upon merger or consolidation or as part of a distribution described in clauses (1) through (4) above).

We will adjust the exercise price, the number of warrant shares issuable upon the exercise of each warrant or the number of warrants outstanding so that the holders of the warrants are either put in the position they would have been in if they had exercised immediately prior to such event or are given their pro rata share of the benefit received by the recipients of any such distribution or issuance.

In the event of:

•	any reclassification, reorganization, or recapitalization of our common stock;

•	a consolidation, merger, or combination involving us; or

•	a sale of all or substantially all of our assets,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon exercise of a holder’s warrants, the holder will be entitled to receive the same type of consideration which the holder would have been entitled to receive if the holder had exercised the warrants immediately prior to any of these events.

Registration Rights

As part of the private placement of shares of common stock on February 2006, including the shares of common stock issuable upon exercise of the warrants, we have agreed to certain registration rights with the stockholders. We agreed, for the benefit of the purchasers of the common stock and the Warrant Shares, commonly referred to as the Registrable Securities, but excluding securities that are eligible for disposition under Rule 144(k) of the Securities Act, that we will, at our expense:

•

file with the SEC, as soon as reasonably practicable, but in no event later than thirty (30) days following the first date we become current in our reporting requirements under the Exchange Act, a registration statement covering resales of the Registrable Securities, or Registration Statement;

•

use our commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act on or prior to (1) ninety (90) days following the filing of such Registration Statement if there is no review of the Registration Statement by the SEC or (2) one hundred twenty (120) days following the filing of such Registration Statement if there is a review of the Registration Statement by the SEC;

•

file a post-effective amendment to such Registration Statement on Form S-1 to convert such Registration Statement to Form S-3 within thirty (30) days after we become eligible to register the Registrable Securities on Form S-3 for resale by the holders; and

•

prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (A) as may be necessary to keep the Registration Statement continuously effective until the earlier of (1) the second anniversary of the effective date of the Registration Statement and (2) such time as all Registrable Securities held by holders have been sold pursuant to the Registration Statement and (B) as may be reasonably requested by a holder in order to incorporate information concerning such holder or such holders’ intended method of distribution.

Upon written notice to all holders of Registrable Securities, we will be permitted to suspend the use of the prospectus that is part of the Registration Statement in connection with sales of Registrable Securities during prescribed periods of time if:

•

the SEC or any other federal or state governmental authority requests an amendment or supplement to the Registration Statement or related prospectus so that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated to prevent readers of such filings from being misled;

•	the SEC or any other federal or state governmental authority issues a stop order suspending the effectiveness of the Registration Statement;

•	we receive any notification with respect to the suspension of the qualification or exemptions from qualification of any of the Registrable Securities for sale in any jurisdiction;

•

the occurrence of any event or circumstance that, considering the advice of counsel, necessitates the making of changes to the Registration Statement or related prospectus, in order that the Registration Statement or related prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

•

we reasonably believe that we may, in the absence of a suspension described hereunder, be required to disclose any corporate development, the disclosure of which would reasonably be expected to have a material adverse effect on us, our stockholders or a potentially material transaction or event involving us; or

•	if we can convert such Registration Statement to Form S-3.

Prior to the conversion of the Registration Statement to Form S-3, we shall use commercially reasonable efforts to limit the duration of any suspension of the use of the prospectus. If the Registration Statement has been converted to Form S-3, we may not suspend use of the prospectus more than twice in any twelve (12) month period, and in no event for a period of greater than forty-five (45) days on each such occasion; provided that, we may not suspend use of the prospectus for more than twenty (20) business days in the event of a corporate development, the disclosure of which would reasonably be expected to have a material adverse effect on us, our stockholders or a potentially material transaction or event involving us. Upon receipt of such notice, each holder will refrain from selling any Registrable Securities pursuant to the Registration Statement until such holder receives copies of a supplemented or amended prospectus or until the holder is advised in writing by us that the current prospectus may be used. In the event of any suspension of the use of the prospectus, we will use our commercially reasonable efforts to cause the use of the prospectus to be resumed as soon as reasonably practicable.

We will be obligated to pay liquidated damages to the holders of the Registrable Securities if any of the following default events occurs:

•	on or prior to thirty (30) days following the first date we become current in our reporting requirements under the Exchange Act, a Registration Statement has not been filed with the SEC;

•

we fail to use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC on or prior to (1) ninety (90) days after the filing of such Registration Statement if there is no review of the Registration Statement by the SEC or (2) one hundred twenty (120) days after the filing of such Registration Statement if there is a review of the Registration Statement by the SEC; or

•

on any day after the effective date of the Registration Statement sales of all the Registrable Securities required to be included on such Registration Statement cannot be made (other than as permitted during a suspension as set forth above) pursuant to such Registration Statement, including because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register sufficient Registrable Securities.

In these events, which we refer to as Registration Defaults, we will pay as liquidated damages for such failure to any holder of Registrable Securities an amount equal to 1.0% of the principal amount of all Registrable Securities held by such holder for each thirty (30) day period (pro rated for any period less than thirty (30) days) following a registration default until the applicable failure has been cured.

This summary of certain registration rights is not complete and is subject to, and qualified in its entirety by reference to, all of the registration rights provisions of the agreement.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Charter Documents. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Our certificate of incorporation also provides that as long as the Company is subject to the reporting requirements of Section 13 of the Exchange Act, the stockholders shall not have the right to take any action by written consent. Our certificate of incorporation authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

Our bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board or the president. The bylaws also provide that stockholders seeking to bring business before an annual or special meeting must provide timely notice in writing. To be timely, a stockholder’s notice must be transmitted:

•	not less than 120 days prior to the first anniversary of the date that the proxy statement was first released to the stockholders in connection with the previous year’s annual meeting;
•

a reasonable time before the Company begins to print and mail its proxy materials if the date of the current year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or

•

not more than seven (7) days following the mailing to the stockholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Company did not release a proxy statement to stockholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

The bylaws also contain specific requirements for the form of a stockholder’s notice. These provisions have anti-takeover effects that may deter a change in control of us.

Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services. Its address is 480 Washington Boulevard, Jersey City, N.J. 07310 and its telephone number is (800) 522-6645.

Market Listing

Shares of our common stock are quoted on the Pink Sheets, electronic quotation system with a trading symbol “VXGN.PK.”

PLAN OF DISTRIBUTION

We are registering for resale the common stock covered by this prospectus in connection with our February 2006 private placement. We are registering 4,899,984 shares of common stock, including 1,399,984 shares issuable upon the exercise of outstanding warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock, except that the selling stockholders will pay all applicable underwriting discounts and selling commissions, if any.

The registration of the shares of common stock, however, does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus. We will not receive any proceeds from the sale of the common stock offered by this prospectus.

The sale of the common stock by any selling stockholder, including any donee, pledgee or other transferee who receives common stock from a selling stockholder, may be effected from time to time by selling shares directly to purchasers, or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the common stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on any securities exchange on which our common stock is then traded, in the over-the-counter market, in negotiated transactions, or otherwise at prices and at terms then prevailing, or at prices related to the then current market prices, or at prices otherwise negotiated.

The securities may be sold by one or more of, or a combination of, the following:

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement;
•	privately negotiated transactions;
•	an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, or stock exchange rules;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	sales in other ways not involving market markers or established trading markets, including direct sales to purchasers;
•	sales that qualify for sale under Rule 144 under the SEC act; and
•	any other method permitted pursuant to applicable law.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer will be in amounts to be negotiated.

The selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Each selling stockholder may pledge or grant a security interest in shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders may also transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless the securities have been registered or qualified for sale in the state, or an exemption from registration or qualification is available and is complied with.

We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the purchase agreement we entered into with the selling stockholders, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related purchase agreement, or we may be entitled to contribution.

Once sold under this Registration Statement, of which this prospectus forms a part, shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Cooley Godward Kronish LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Vaxgen, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of the common stock.

This prospectus incorporates by reference the documents listed below (other than current reports, or portions thereof, furnished under Item 2.02 of Form 8-K), which we have filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, except for Exhibit 99.1 related to Celltrion, Inc. Financial Statements for the years ended December 31, 2003 and 2002;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2007; and

•

our Current Reports on Form 8-K filed with the SEC on January 8, 2007, January 9, 2007, February 7, 2007, February 13, 2007, February 28, 2007, March 27, 2007, April 5, 2007, May 23, 2007, June 11, 2007, August 7, 2007, September 17, 2007, and September 28, 2007.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Matthew J. Pfeffer

Chief Financial Officer and Senior Vice President, Finance and Administration

VaxGen, Inc.

349 Oyster Point Boulevard,

South San Francisco, California 94080

(650) 624-1000

You may also access the documents incorporated by reference in this prospectus through our website www.vaxgen.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the Registration Statement of which it forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a Registration Statement (which term includes all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares offered by this prospectus. This prospectus is part of that Registration Statement and, as allowed by Securities and Exchange Commissions rules, does not contain all the information set forth in the Registration Statement and the exhibits to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s website.

PART  II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be Paid

SEC Registration Fee	$215.11
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	50,000
Printing and Engraving Expenses	5,000
Miscellaneous Expenses	15,000

Total	$120,215.11

Item 14.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.   Recent Sales of Unregistered Securities

Since January 1, 2004, we have issued and sold the following unregistered securities:

•

On November 22, 2004, we raised gross proceeds of $40 million and sold 3,018,870 shares of our common stock at $13.25 per share through a direct offering of unregistered securities to a group of institutional investors;

•

On April 10, 2005, we placed the $31.5 million of 5 1/2% Convertible Senior Subordinated Notes due 2010, or Notes, in a private placement to a group of accredited investors. The note holders may convert the Notes into shares of our common stock based on a conversion rate of approximately 67.7507 shares of our common stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of $14.76 per share), subject to adjustment. If fully converted, the principal amount of the Notes would convert into approximately 2,134,140 shares of our common stock; and

•

On February 10, 2006, we raised gross proceeds of $26.95 million through a private placement of 3.5 million shares of common stock at $7.70 per share, together with warrants exercisable for 1,339,984 shares of common stock at an exercise price of $9.24, to a group of accredited institutional investors.

The securities listed above were sold pursuant to Rule 506 of the Securities Act and thus were exempt from the registration requirements of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules

 (a) Exhibits.

(a)(3) Exhibits (Note: Management contracts and compensatory plans or arrangements are identified with a “+” in the following list.)

				Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.

3.1	Amended and Restated Certificate of Incorporation.	S-8	333-84922	3-26-02	4.1

3.2	Amendment to the Amended and Restated Certificate of Incorporation.	S-8	333-84922	3-26-02	4.3

3.4	Amended and Restated Bylaws, dated as of May 26, 2004.	10-Q	000-26483	02-07-07	3.4

3.5	Amendment to the Amended and Restated Certificate of Incorporation, dated as of August 10, 2005.	10-Q	0-26483	05-31-07	3.4

4.1	Reference is made to Exhibits 3.1, 3.2, 3.4 and 3.5

4.2	Certificate of Designations, Rights and Preferences of Series A 6% Cumulative Convertible Preferred Stock.	S-8	333-84922	3-26-02	4.2

4.3	Securities Purchase Agreement by and among Registrant and Certain Stockholders.	8-K	000-26483	5-24-01	10.1

4.4	Registrant Rights Agreement by and among Registrant and Certain Stockholders.	8-K	000-26483	5-24-01	10.2

4.5	Form of Common Stock Purchase Warrant.	8-K	000-26483	5-24-01	4.1

4.6	Specimen Stock Certificate for Common Stock of Registrant.	S-1	333-78065	6-11-99	4.1

5.1	Opinion of Cooley Godward Kronish LLP

10.1	Registration Rights Agreement between VaxGen and Genentech, dated as of May 5, 1997.	S-1	333-78065	5-7-99	10.1

10.2	1996 Registration Rights Agreement between VaxGen and certain stockholders.	S-1	333-78065	5-7-99	10.2

10.3	1998 Registration Rights Agreement between VaxGen and certain stockholders.	S-1	333-78065	5-7-99	10.3

10.4	VaxGen, Inc. Amended and Restated 1996 Stock Option Plan. +	10- K	0-26483	5-31-07	10.4

10.5	1998 Director Stock Option Plan. +	S-1	333-78065	5-7-99	10.5

10.6	Form of stock option agreement. +	S-1	333-78065	5-7-99	10.6

10.7	Form of common stock warrant.	S-1	333-78065	5-7-99	10.7

10.13	Form of trial clinic agreement.	S-1	333-78065	5-7-99	10.17

10.14	Lease Agreement between VaxGen and Oyster Point Tech Center LLC, dated October 26, 1998.	S-1	333-78065	5-7-99	10.18

10.15	Lease Agreement between VaxGen and Spieker Properties, L.P., dated May 20, 1998.	S-1	333-78065	5-7-99	10.19

10.16	Common Stock Purchase Agreement between VaxGen and Vulcan Ventures, Inc., dated October 15, 1999.	10- K	000-26483	3-30-00	10.20

10.17	Loan and Security Agreement entered into between Donald P. Francis and VaxGen, Inc. dated as of December 20, 2000. +	10- K	000-26483	3-30-01	10.22

10.21	Subcontract Agreement entered into between BBI Biotech Research Laboratories, Inc. and VaxGen, Inc. dated as of May 1, 1999.	10-Q	000-26483	5-03-01	10.27

10.22	Employment Agreement between VaxGen and Lance K. Gordon, dated as of September 6, 2001. +	10-Q	000-26483	11-01-01	10.28

10.23	Employment Agreement between VaxGen and Roland Lance Ignon, dated as of September 25, 2001. +	10-Q	000-26483	11-01-01	10.29

10.24	Joint Venture Agreement between VaxGen and certain investors, dated February 25, 2002.	10-K	000-26483	4-01-02	10.24

10.25	Land Purchase and Sale Agreement between VaxGen and Incheon Metropolitan City, dated February 25, 2002.	10-K	000-26483	4-01-02	10.25

10.26	Contribution Agreement between VaxGen and certain investors, dated February 25, 2002.	10-K	000-26483	4-01-02	10.26

10.28	Employment Agreement between VaxGen and Marc Gurwith, dated as of October 28, 2001. +	10-K	000-26483	4-01-02	10.28

10.30	Stock Option Agreement between VaxGen and Lance K. Gordon, dated September 6, 2001. +	10-K	000-26483	4-01-02	10.30

10.31	Assignment Agreement between VaxGen and Celltrion, Inc., dated March 25, 2002.	10-K	000-26483	4-01-02	10.31

10.32	Employment Agreement between VaxGen and Carmen M. Betancourt, dated as of January 28, 2002. +	10- Q	000-26483	5-15-02	10.32

10.33	Employment Agreement between VaxGen and James P. Panek, dated as of February 4, 2002. +	10- Q	000-26483	5-15-02	10.33

10.34	Employment Agreement between VaxGen and Phillip W. Berman, dated as of February 7, 2002. +	10- Q	000-26483	5-15-02	10.34

10.35	License Agreement between VaxGen and Celltrion, dated as of March 25, 2002.	10- Q	000-26483	5-15-02	10.35

10.36	Sub-License Agreement between VaxGen and Celltrion, dated as of March 25, 2002.	10- Q	000-26483	5-15-02	10.36

10.37	Supply Agreement between VaxGen and Celltrion, dated as of March 25, 2002.	10- Q	000-26483	5-15-02	10.37

10.39	Contract between VaxGen and the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-25494, dated September 30, 2002.	10- Q	000-26483	11-14-02	10.39

10.40	Amendment of contract between VaxGen and the National Institutes of Health, under Contract No. N01-AI-95373, dated September 30, 2002.	10- Q	000-26483	11-14-02	10.40

10.41	Employment Agreement between VaxGen and Piers C. Whitehead, dated as of July 1, 2002. +	10- Q	000-26483	11-14-02	10.41

10.42	Joint Venture Agreement between VaxGen and Celltrion, Inc., dated as of June 7, 2002.	10- Q	000-26483	11-14-02	10.42

10.43	License Agreement between VaxGen and VaxGen-Celltrion, Inc., dated June 7, 2002.	10- Q	000-26483	11-14-02	10.43

10.44	Sub-License Agreement between VaxGen and VaxGen-Celltrion, Inc., dated June 7, 2002.	10- Q	000-26483	11-14-02	10.44

10.45	Consulting Services Agreement between VaxGen and VaxGen-Celltrion, Inc., dated June 7, 2002.	10- Q	000-26483	11-14-02	10.45

10.46	Contract between VaxGen and the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-95373, dated July 9, 1999.	10- Q	000-26483	11-14-02	10.46

10.47	Contract between VaxGen and the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-30053, dated September 30, 2003.	10- Q	000-26483	11-19-03	10.47

10.48	2001 Employee Stock Purchase Plan +	S-8	333-10811	08-21-03	99.3

10.49	License Agreement between VaxGen and U.S. Army Medical Research Institute of Infectious Diseases, dated as of October 7, 2003.	8-K	000-26483	12-02-03	99.1

10.51	Partnership Agreement between VaxGen, Inc. and the Chemo-Sero-Therapeutic Research Institute.	10-K	000-26483	03-30-04	10.51

10.57	Executive Employment Agreement between VaxGen and James M. Cunha, dated May 20, 2004. +	8-K	000-26483	6-06-05	10.2

10.58	Amendment, dated July 14, 2004, to Joint Venture Agreement between VaxGen and certain investors, dated February 25, 2002.	10-Q	000-26483	02-07-07	10.58

10.59	Warrant Exchange Agreement, by and between VaxGen and CD Investment Partners, Ltd, dated September 21, 2004.	8-K	000-26483	9-24-04	10.52

10.60	Warrant Exchange Agreement by and between VaxGen and Societe Generale, Kepler Capital, LLC, Cheyenne LLC and Prism Capital 5, L.P., dated September 21, 2004.	8-K	000-26483	9-24-04	10.53

10.61	Employment Agreement between VaxGen and Dr. Kathrin Jansen, dated September 30, 2004. +	8-K	000-26483	10-21-04	10.56

10.62	Stock Option Agreement between VaxGen and Dr. Kathrin Jansen, dated October 15, 2004. +	8-K	000-26483	10-21-04	10.57

10.63	Stock Option Agreement between VaxGen and Myron Levine, dated October 21, 2004. +	8-K	000-26483	10-27-04	10.58

10.64	Supply Contract No. HHS0100200300001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc. dated November 4, 2004.*	8-K/A	000-26483	11-17-04	99.1

10.65	Agreement by and between VaxGen and Celltrion pursuant to which VaxGen acquired all of Celltrion’s interest in VaxGen-Celltrion, Inc., dated December 30, 2004	10-K	0-26483	02-07-07	10.65

10.66	Revised Joint Venture Agreement between VaxGen and certain investors, dated December 30, 2004.	10-K	0-26483	02-07-07	10.66

10.67	Termination Agreement between VaxGen and Celltrion, dated December 30, 2004.	10-K	0-26483	02-07-07	10.67

10.68	Surrender Agreement between VaxGen and certain investors, dated December 30, 2004.	10-K	0-26483	02-07-07	10.68

10.69	Technical Support and Services Agreement between VaxGen and Celltrion, dated December 30, 2004.	10-K	0-26483	02-07-07	10.69

10.70	Form of Stock Purchase Agreement between VaxGen and certain institutional investors, entered into November 19, 2004.	8-K	000-26483	11-24-04	4.1

10.71	Form of 5 ½% Convertible Senior Subordinated Note due 2010.	8-K	0-26483	4-11-05	4.1

10.72	Indenture, dated April 5, 2005, between VaxGen and U.S. Bank National Association, as trustee.	8-K	0-26483	4-11-05	4.2

10.73	Form of Purchase Agreement between VaxGen and the purchasers of the 5 ½% Convertible Senior Subordinated Notes due 2010.	8-K	0-26483	4-11-05	10.1

10.74	Fifth Amendment to the Lease Agreement by and between VaxGen, Inc. and Oyster Point Tech Center LLC, dated April 14, 2005.	8-K	0-26483	4-21-05	10.1

10.75	Separation Agreement between James M. Cunha and VaxGen, dated June 3, 2005. +	8-K	0-26483	6-06-05	10.1

10.76	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Nexol Co., Ltd.	8-K	0-26483	10-31-05	10.59

10.77	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Sung-Sil Cho.	8-K	0-26483	10-31-05	10.60

10.78	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Daewoo Securities Co., Ltd.	8-K	0-26483	10-31-05	10.61

10.79	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Kyeong-Sook Lee.	8-K	0-26483	10-31-05	10.62

10.80	Contract No. HHSO100200500001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc. dated November 4, 2004.*	8-K	0-26483	1-12-06	99.1

10.81	Form of Stock and Warrant Purchase Agreement entered into by and between VaxGen, Inc. and certain accredited investors, dated February 8, 2006.	8-K	0-26483	2-15-06	10.1

10.82	Form of Warrant issued by VaxGen, Inc. pursuant to the Stock and Warrant Purchase Agreements entered into by and between VaxGen, Inc. and certain accredited investors, dated February 8, 2006.	8-K	0-26483	2-15-06	10.2

10.83	Executive Employment Agreement between Matthew J. Pfeffer and VaxGen, Inc., dated March 28, 2006. +	8-K	0-26483	4-05-06	10.1
10.84	Modification #01 to Contract No. HHS0100200500001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc., dated May 5, 2006.*	8-K	0-26483	5-11-06	10.1

10.85	Share Purchase Agreement, between Nexol Co., Ltd., Nexol Biotech Co., Ltd., Nexol Venture Capital Co., Ltd. and VaxGen, Inc., dated June 28, 2006.	8-K	0-26483	7-06-06	10.1

10.86	Form of Amended and Restated Executive Employment Agreement. +	8-K	0-26483	10-26-06	10.1

10.87	Form of Indemnity Agreement. +	8-K	0-26483	10-26-06	10.2

10.89	Salaries of Named Executive Officers. +	8-K	0-26483	10-26-06	10.3

10.90	Modification #04 to Contract No. HHS0100200500001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc., dated December 19, 2006.	8-K	0-26483	12-20-06	10.1

10.91	Termination Letter – Contract No. HHS01002005000001C (11/4/04) “Acquisition of rPA Anthrax Vaccine for the Strategic National Stockpile”	8-K	0-26483	12-20-06	99.1

10.93	Form of Addendum to Warrant to Purchase Shares of Common Stock, at an exercise price of $16.00 per share, dated December 22, 2006.	8-K	0-26483	12-27-06	10.1

10.94	Salaries of Named Executive Officers. +	8-K	0-26483	02-07-07

10.95	Bonuses, Stock Option Awards, Stock Option Exchange Program, and Retention Awards of Named Executive Officers. +	8-K	0-26483	02-13-07

10.96	Resignation Agreement between VaxGen, Inc and Lance K. Gordon, Ph.D. +	10-Q	0-26483	09-20-07	10.3

10.97	Settlement Agreement by and between VaxGen, Inc., the Department of Health and Human Services and the National Institute of Allergy and Infectious Diseases, dated April 3, 2007 *	8-K	0-26483	04-05-07	10.1

10.98	Amended and Restated Bylaws, dated May 18, 2007.	8-K	0-26483	05-23-07	3.1

10.99	Severance Benefit Plan, dated August 1, 2007.	8-K	0-26483	08-07-07	10.1

21.1	Subsidiaries	10-K	0-26483	8-30-07	21.1

23.1	Consent of PricewaterhouseCoopers LLP					X

23.2	Consent of Samil PricewaterhouseCoopers					X

23.3	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included in the signature page).

* Confidential treatment requested. The redacted portions have been separately filed with the SEC as required by Rule 406 of Regulation C.

(b)  Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein are not applicable or are shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Vaxgen, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on the 4th day of October, 2007.

VaxGen, Inc.
(Registrant)

By: /s/ James P. Panek
James P. Panek
President, Chief Executive Officer
(Principal Executive Officer)

October 4, 2007

By: /s/ Matthew J. Pfeffer
Matthew J. Pfeffer
Chief Financial Officer
(Principal Financial and Accounting Officer)

October 4, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Panek and Matthew J. Pfeffer, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ James P. Panek	October 4, 2007
James P. Panek
President, Chief Executive Officer and Director
(Principal Executive Officer)

By: /s/ Matthew J. Pfeffer	October 4, 2007
Matthew J. Pfeffer
Chief Financial Officer
(Principal Financial and Accounting Officer)

By: /s/ Franklin M. Berger	October 4, 2007
Franklin M. Berger
Director

By: /s/ Randall L-W. Caudill	October 4, 2007
Randall L-W. Caudill
Director

By: /s/ Michel Greco	October 4, 2007
Michel Greco
Director

By: /s/ Myron M. Levine	October 4, 2007
Myron M. Levine
Director

By: /s/ Kevin L. Reilly	October 4, 2007
Kevin L. Reilly
Director

EXHIBIT  INDEX

(a)(3) Exhibits (Note: Management contracts and compensatory plans or arrangements are identified with a “+” in the following list.)

				Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

3.1	Amended and Restated Certificate of Incorporation.	S-8	333-84922	3-26-02	4.1

3.2	Amendment to the Amended and Restated Certificate of Incorporation.	S-8	333-84922	3-26-02	4.3

3.4	Amended and Restated Bylaws, dated as of May 26, 2004.	10-Q	000-26483	02-07-07	3.4

3.5	Amendment to the Amended and Restated Certificate of Incorporation, dated as of August 10, 2005.	10-Q	0-26483	05-31-07	3.4

4.1	Reference is made to Exhibits 3.1, 3.2, 3.4 and 3.5

4.2	Certificate of Designations, Rights and Preferences of Series A 6% Cumulative Convertible Preferred Stock.	S-8	333-84922	3-26-02	4.2

4.3	Securities Purchase Agreement by and among Registrant and Certain Stockholders.	8-K	000-26483	5-24-01	10.1

4.4	Registrant Rights Agreement by and among Registrant and Certain Stockholders.	8-K	000-26483	5-24-01	10.2

4.5	Form of Common Stock Purchase Warrant.	8-K	000-26483	5-24-01	4.1

4.6	Specimen Stock Certificate for Common Stock of Registrant.	S-1	333-78065	6-11-99	4.1

5.1	Opinion of Cooley Godward Kronish LLP					X

10.1	Registration Rights Agreement between VaxGen and Genentech, dated as of May 5, 1997.	S-1	333-78065	5-7-99	10.1

10.2	1996 Registration Rights Agreement between VaxGen and certain stockholders.	S-1	333-78065	5-7-99	10.2

10.3	1998 Registration Rights Agreement between VaxGen and certain stockholders.	S-1	333-78065	5-7-99	10.3

10.4	VaxGen, Inc. Amended and Restated 1996 Stock Option Plan. +	10- K	0-26483	5-31-07	10.4

10.5	1998 Director Stock Option Plan. +	S-1	333-78065	5-7-99	10.5

10.6	Form of stock option agreement. +	S-1	333-78065	5-7-99	10.6

10.7	Form of common stock warrant.	S-1	333-78065	5-7-99	10.7

10.13	Form of trial clinic agreement.	S-1	333-78065	5-7-99	10.17

10.14	Lease Agreement between VaxGen and Oyster Point Tech Center LLC, dated October 26, 1998.	S-1	333-78065	5-7-99	10.18

10.15	Lease Agreement between VaxGen and Spieker Properties, L.P., dated May 20, 1998.	S-1	333-78065	5-7-99	10.19

10.16	Common Stock Purchase Agreement between VaxGen and Vulcan Ventures, Inc., dated October 15, 1999.	10- K	000-26483	3-30-00	10.20

10.17	Loan and Security Agreement entered into between Donald P. Francis and VaxGen, Inc. dated as of December 20, 2000. +	10- K	000-26483	3-30-01	10.22

10.21	Subcontract Agreement entered into between BBI Biotech Research Laboratories, Inc. and VaxGen, Inc. dated as of May 1, 1999.	10-Q	000-26483	5-03-01	10.27

10.22	Employment Agreement between VaxGen and Lance K. Gordon, dated as of September 6, 2001. +	10-Q	000-26483	11-01-01	10.28

10.23	Employment Agreement between VaxGen and Roland Lance Ignon, dated as of September 25, 2001. +	10-Q	000-26483	11-01-01	10.29

10.24	Joint Venture Agreement between VaxGen and certain investors, dated February 25, 2002.	10-K	000-26483	4-01-02	10.24

10.25	Land Purchase and Sale Agreement between VaxGen and Incheon Metropolitan City, dated February 25, 2002.	10-K	000-26483	4-01-02	10.25

10.26	Contribution Agreement between VaxGen and certain investors, dated February 25, 2002.	10-K	000-26483	4-01-02	10.26

10.28	Employment Agreement between VaxGen and Marc Gurwith, dated as of October 28, 2001. +	10-K	000-26483	4-01-02	10.28

10.30	Stock Option Agreement between VaxGen and Lance K. Gordon, dated September 6, 2001. +	10-K	000-26483	4-01-02	10.30

10.31	Assignment Agreement between VaxGen and Celltrion, Inc., dated March 25, 2002.	10-K	000-26483	4-01-02	10.31

10.32	Employment Agreement between VaxGen and Carmen M. Betancourt, dated as of January 28, 2002. +	10- Q	000-26483	5-15-02	10.32

10.33	Employment Agreement between VaxGen and James P. Panek, dated as of February 4, 2002. +	10- Q	000-26483	5-15-02	10.33

10.34	Employment Agreement between VaxGen and Phillip W. Berman, dated as of February 7, 2002. +	10- Q	000-26483	5-15-02	10.34

10.35	License Agreement between VaxGen and Celltrion, dated as of March 25, 2002.	10- Q	000-26483	5-15-02	10.35

10.36	Sub-License Agreement between VaxGen and Celltrion, dated as of March 25, 2002.	10- Q	000-26483	5-15-02	10.36

10.37	Supply Agreement between VaxGen and Celltrion, dated as of March 25, 2002.	10- Q	000-26483	5-15-02	10.37

10.39	Contract between VaxGen and the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-25494, dated September 30, 2002.	10- Q	000-26483	11-14-02	10.39

10.40	Amendment of contract between VaxGen and the National Institutes of Health, under Contract No. N01-AI-95373, dated September 30, 2002.	10- Q	000-26483	11-14-02	10.40

10.41	Employment Agreement between VaxGen and Piers C. Whitehead, dated as of July 1, 2002. +	10- Q	000-26483	11-14-02	10.41
10.42	Joint Venture Agreement between VaxGen and Celltrion, Inc., dated as of June 7, 2002.	10- Q	000-26483	11-14-02	10.42

10.43	License Agreement between VaxGen and VaxGen-Celltrion, Inc., dated June 7, 2002.	10- Q	000-26483	11-14-02	10.43

10.44	Sub-License Agreement between VaxGen and VaxGen-Celltrion, Inc., dated June 7, 2002.	10- Q	000-26483	11-14-02	10.44

10.45	Consulting Services Agreement between VaxGen and VaxGen-Celltrion, Inc., dated June 7, 2002.	10- Q	000-26483	11-14-02	10.45

10.46	Contract between VaxGen and the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-95373, dated July 9, 1999.	10- Q	000-26483	11-14-02	10.46

10.47	Contract between VaxGen and the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-30053, dated September 30, 2003.	10- Q	000-26483	11-19-03	10.47

10.48	2001 Employee Stock Purchase Plan +	S-8	333-10811	08-21-03	99.3

10.49	License Agreement between VaxGen and U.S. Army Medical Research Institute of Infectious Diseases, dated as of October 7, 2003.	8-K	000-26483	12-02-03	99.1

10.51	Partnership Agreement between VaxGen, Inc. and the Chemo-Sero-Therapeutic Research Institute.	10-K	000-26483	03-30-04	10.51

10.57	Executive Employment Agreement between VaxGen and James M. Cunha, dated May 20, 2004. +	8-K	000-26483	6-06-05	10.2

10.58	Amendment, dated July 14, 2004, to Joint Venture Agreement between VaxGen and certain investors, dated February 25, 2002.	10-Q	000-26483	02-07-07	10.58

10.59	Warrant Exchange Agreement, by and between VaxGen and CD Investment Partners, Ltd, dated September 21, 2004.	8-K	000-26483	9-24-04	10.52

10.60	Warrant Exchange Agreement by and between VaxGen and Societe Generale, Kepler Capital, LLC, Cheyenne LLC and Prism Capital 5, L.P., dated September 21, 2004.	8-K	000-26483	9-24-04	10.53

10.61	Employment Agreement between VaxGen and Dr. Kathrin Jansen, dated September 30, 2004. +	8-K	000-26483	10-21-04	10.56

10.62	Stock Option Agreement between VaxGen and Dr. Kathrin Jansen, dated October 15, 2004. +	8-K	000-26483	10-21-04	10.57

10.63	Stock Option Agreement between VaxGen and Myron Levine, dated October 21, 2004. +	8-K	000-26483	10-27-04	10.58

10.64	Supply Contract No. HHS0100200300001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc. dated November 4, 2004.*	8-K/A	000-26483	11-17-04	99.1

10.65	Agreement by and between VaxGen and Celltrion pursuant to which VaxGen acquired all of Celltrion’s interest in VaxGen-Celltrion, Inc., dated December 30, 2004	10-K	0-26483	02-07-07	10.65

10.66	Revised Joint Venture Agreement between VaxGen and certain investors, dated December 30, 2004.	10-K	0-26483	02-07-07	10.66

10.67	Termination Agreement between VaxGen and Celltrion, dated December 30, 2004.	10-K	0-26483	02-07-07	10.67

10.68	Surrender Agreement between VaxGen and certain investors, dated December 30, 2004.	10-K	0-26483	02-07-07	10.68

10.69	Technical Support and Services Agreement between VaxGen and Celltrion, dated December 30, 2004.	10-K	0-26483	02-07-07	10.69

10.70	Form of Stock Purchase Agreement between VaxGen and certain institutional investors, entered into November 19, 2004.	8-K	000-26483	11-24-04	4.1

10.71	Form of 5 ½% Convertible Senior Subordinated Note due 2010.	8-K	0-26483	4-11-05	4.1

10.72	Indenture, dated April 5, 2005, between VaxGen and U.S. Bank National Association, as trustee.	8-K	0-26483	4-11-05	4.2

10.73	Form of Purchase Agreement between VaxGen and the purchasers of the 5 ½% Convertible Senior Subordinated Notes due 2010.	8-K	0-26483	4-11-05	10.1

10.74	Fifth Amendment to the Lease Agreement by and between VaxGen, Inc. and Oyster Point Tech Center LLC, dated April 14, 2005.	8-K	0-26483	4-21-05	10.1

10.75	Separation Agreement between James M. Cunha and VaxGen, dated June 3, 2005. +	8-K	0-26483	6-06-05	10.1

10.76	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Nexol Co., Ltd.	8-K	0-26483	10-31-05	10.59

10.77	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Sung-Sil Cho.	8-K	0-26483	10-31-05	10.60

10.78	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Daewoo Securities Co., Ltd.	8-K	0-26483	10-31-05	10.61

10.79	Stock Purchase Agreement, dated September 15, 2005, by and between VaxGen and Kyeong-Sook Lee.	8-K	0-26483	10-31-05	10.62

10.80	Contract No. HHSO100200500001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc. dated November 4, 2004.*	8-K	0-26483	1-12-06	99.1

10.81	Form of Stock and Warrant Purchase Agreement entered into by and between VaxGen, Inc. and certain accredited investors, dated February 8, 2006.	8-K	0-26483	2-15-06	10.1

10.82	Form of Warrant issued by VaxGen, Inc. pursuant to the Stock and Warrant Purchase Agreements entered into by and between VaxGen, Inc. and certain accredited investors, dated February 8, 2006.	8-K	0-26483	2-15-06	10.2

10.83	Executive Employment Agreement between Matthew J. Pfeffer and VaxGen, Inc., dated March 28, 2006. +	8-K	0-26483	4-05-06	10.1

10.84	Modification #01 to Contract No. HHS0100200500001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc., dated May 5, 2006.*	8-K	0-26483	5-11-06	10.1

10.85	Share Purchase Agreement, between Nexol Co., Ltd., Nexol Biotech Co., Ltd., Nexol Venture Capital Co., Ltd. and VaxGen, Inc., dated June 28, 2006.	8-K	0-26483	7-06-06	10.1
10.86	Form of Amended and Restated Executive Employment Agreement. +	8-K	0-26483	10-26-06	10.1

10.87	Form of Indemnity Agreement. +	8-K	0-26483	10-26-06	10.2

10.89	Salaries of Named Executive Officers. +	8-K	0-26483	10-26-06	10.3

10.90	Modification #04 to Contract No. HHS0100200500001C, between the Department of Health and Human Services, Office of Research and Development Coordination and Office of Public Health Emergency Preparedness and VaxGen, Inc., dated December 19, 2006.	8-K	0-26483	12-20-06	10.1

10.91	Termination Letter – Contract No. HHS01002005000001C (11/4/04) “Acquisition of rPA Anthrax Vaccine for the Strategic National Stockpile”	8-K	0-26483	12-20-06	99.1

10.93	Form of Addendum to Warrant to Purchase Shares of Common Stock, at an exercise price of $16.00 per share, dated December 22, 2006.	8-K	0-26483	12-27-06	10.1

10.94	Salaries of Named Executive Officers. +	8-K	0-26483	02-07-07

10.95	Bonuses, Stock Option Awards, Stock Option Exchange Program, and Retention Awards of Named Executive Officers. +	8-K	0-26483	02-13-07

10.96	Resignation Agreement between VaxGen, Inc and Lance K. Gordon, Ph.D. +	10-Q	0-26483	09-20-07	10.3

10.97	Settlement Agreement by and between VaxGen, Inc., the Department of Health and Human Services and the National Institute of Allergy and Infectious Diseases, dated April 3, 2007 *	8-K	0-26483	04-05-07	10.1

10.98	Amended and Restated Bylaws, dated May 18, 2007.	8-K	0-26483	05-23-07	3.1

10.99	Severance Benefit Plan, dated August 1, 2007.	8-K	0-26483	08-07-07	10.1

21.1	Subsidiaries	10-K	0-26483	8-30-07	21.1

23.1	Consent of PricewaterhouseCoopers LLP					X

23.2	Consent of Samil PricewaterhouseCoopers					X

23.3	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included in the signature page).